Exhibit 5.1

Loeb&Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

December 31, 2020

Roth CH Acquisition I Co. Parent Corp. 888 San Clemente Drive, Suite 400 Newport Beach, CA 92660

Ladies and Gentlemen:

We have acted as special counsel to Roth CH Acquisition I Co. Parent Corp., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4, File No. 333-250847 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to the offer and sale to the security holders of Roth CH I Acquisition Co., a Delaware company (“ROCH”) and PureCycle Technologies LLC (“PCT”) in a business combination transaction (the “Business Combination”) pursuant to that certain agreement and plan of merger, dated November 16, 2020 (the “Merger Agreement”), by and among the Company, ROCH, Roth CH Merger Sub Corp. (“Merger Sub Corp”), Roth CH Merger Sub LLC (“Merger Sub LLC”) and PCT of up to (i) 9,828,000 shares (the “ROCH Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of the Company, to the holders of ROCH’s common stock, par value $.0001 per share; (ii) 9,828,000 units (“Units”) of the Company, each consisting of one share of Common Stock, and three quarters of one warrant, each whole warrant exercisable to purchase one share of Common Stock, to the holders of units in ROCH, (iii) 5,936,625 warrants of the Company, each whole warrant exercisable to purchase one share of Common Stock (the “Warrants”) to the holders of warrants in ROCH; (iv) 5,936,625 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of the Warrants; and (v) 87,500,000 shares (the “PCT Shares”) of Common Stock of the Company, to security holders of PCT.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers of the Company.

We are of the opinion that, (a) upon issuance in the Business Combination (as defined in the Registration Statement), (i) the ROCH Shares and the PCT Shares will be validly issued, fully paid and non-assessable, and (ii) the Warrants and the Units will be valid and binding obligations of the Company, enforceable in accordance with their respective terms, and (b) upon issuance in connection with the exercise of Warrants in accordance with the terms thereof, the Warrant Shares will be validly issued, fully paid and non-assessable.

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December 31, 2020 Page 2

In providing such opinion, we have assumed that that the Company will enter into a supplemental warrant agreement as contemplated by and in accordance with the Warrant Agreement dated as of May 4, 2020 between ROCH and the Warrant Agent (as defined therein) to assume all rights, duties and obligations of ROCH thereunder, including with respect to Section 4.5 thereof providing for the issuance of the Common Stock of the Company upon any exercise of the Warrants following the Business Combination. In addition, the foregoing opinions are qualified to the extent that (a) enforceability may be limited by and be subject to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law (including, without limitation, concepts of notice and materiality), and by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ and debtors’ rights generally (including, without limitation, any state or federal law in respect of fraudulent transfers); (b) no opinion is expressed herein as to compliance with any federal or state consumer protection or antitrust laws, rules, or regulations, or any municipal or local laws and ordinances; (c) no opinion is expressed herein as to the enforceability of the indemnification provisions contained in any agreement, to the extent such provisions may be unenforceable under federal or state securities laws; (d) no opinion is expressed herein as to compliance with or the effect of federal or state securities or blue sky laws; (e) no opinion is expressed herein as to federal and state laws, regulations and policies concerning (i) a national or local emergency, (ii) possible judicial deference to acts of sovereign states, (iii) civil and criminal forfeiture laws, (iv) conscionability or other provisions that might violate public policy or (v) usury; and (f) no opinion is expressed herein as to (i) survivability or severability provisions, (ii) any provision purporting to make oral modifications will be unenforceable or which limits the applicability of the doctrine of promissory estoppel, (iii) choice of law or venue provisions, (iv) any provision that prohibits assignment by operation of law or in any other respect that may be deemed unreasonable under the circumstances, or (v) any arbitration provisions.

We are admitted to practice in the State of New York, and we express no opinion as to any matters governed by any law other than the law of the State of New York and the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption “Legal Matters” in the proxy statement/prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP